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                                                                    EXHIBIT 99.1


Company contacts:
Bob Blair
Western Digital Investor Relations
949.672.7834
bob.blair@wdc.com


Steve Shattuck
Western Digital Public Relations
949.672.7817
steve.shattuck@wdc.com


FOR IMMEDIATE RELEASE:


                    WESTERN DIGITAL ANNOUNCES FOURTH QUARTER,
                             FISCAL YEAR END RESULTS

      HARD DRIVE BUSINESS POSTS SMALL FOURTH QUARTER OPERATING PROFIT AMID
                SOFT INDUSTRY ENVIRONMENT, ACHIEVES SUBSTANTIAL
              YEAR-OVER-YEAR IMPROVEMENT IN OPERATING PERFORMANCE

LAKE FOREST, Calif. - July 25, 2001 - Western Digital Corp. (NYSE: WDC) today reported fourth quarter revenues of $456.0 million and a net loss of $9.0 million, or $.05 per share, before nonrecurring items. The results include an operating profit of approximately $2.8 million and unit shipments of 5.3 million by the Company's hard drive business. Including nonrecurring charges of $52.2 million, the total net loss for the fourth quarter was $61.2 million, or $.34 per share.

The nonrecurring charges recorded in the fourth quarter result from adjustments to the carrying values of equity investments in and notes receivable from Komag Inc., and accrual of Komag contingent guarantees, all of which originally arose when Western Digital sold its disk media business to Komag in April 1999. The decision to take these charges was prompted by Komag's previous announcement that it did not pay its senior debt or the interest on its convertible bonds due June 30 and July 15, 2001, respectively.

In the year-ago period, Western Digital reported revenues of $473.9 million and a net loss before nonrecurring items of $26.3 million, or $.19 per share. Including nonrecurring benefits for tax and other accrual adjustments of $30.5 million, the Company reported net income of $4.2 million, or $.03 per share.

Matt Massengill, president and chief executive officer of Western Digital, said:
"The fourth quarter reflected continued execution in our core hard drive business, culminating a 12-month positive swing in operating profit of nearly $190 million, with a near break-even operating performance for the fiscal year. We demonstrated continued leadership in


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the high performance 7200 RPM segment - which accounted for 58 percent of our quarterly revenue - and we maintained our relentless focus on low-cost leadership and expense management. We also delivered on our commitment to reduce losses from our new-venture activities, which declined to $11.5 million from $15.0 million in the March quarter. Faced with soft PC demand in the fourth fiscal quarter, we adjusted our build plan downward to avoid contributing to excess supply in the industry, affecting our revenue and unit volumes.

"Based on our flexible manufacturing model, we are positioned to weather the current PC environment and quickly respond to and participate in the eventual recovery in PC growth," said Massengill. "We remain excited about the prospects for incremental growth in the new applications of personal storage such as video game systems and personal video recorders. This quarter, we will begin volume production deliveries of WD hard drives to Microsoft for its new Xbox video game system."

For fiscal year 2001, the Company reported revenues of $1.95 billion and a net loss before nonrecurring items of $67.4 million, or $.40 per share. Including nonrecurring charges and extraordinary gains from bond redemptions, the total net loss for fiscal 2001 was $98.9 million, or $.59 per share. For fiscal year 2000, the Company reported revenues of $1.96 billion and a net loss before nonrecurring items of $241.8 million, or $1.97 per share. Including nonrecurring items and extraordinary gains, the total net loss was $188.0 million, or $1.53 per share.

During the fourth quarter, the Company adopted the provisions of SEC Staff Accounting Bulletin No. 101 ("SAB101"). As a result, revenues for the quarter and year ended June 29, 2001 were increased by $19.5 million and $13.1 million, respectively, and the operating loss for the quarter and year ended June 29, 2001 were reduced by $2.5 million, or $.01 per share, and $1.1 million, or $.01 per share, respectively. The adjustments made to implement SAB101 in the current quarter and restate prior quarters accordingly, reflect the deferral of revenue for quarter-end sales made to the Company's channel customers under certain shipping terms.

ABOUT WESTERN DIGITAL

Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The Company's core business produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss.

Applying its data storage core competencies to emerging markets, Western Digital's new ventures meet the increasing demand for innovative information management solutions arising from the proliferation of the Internet and broadband services. Keen Personal Media helps cable TV MSOs build their brand and revenue by providing personal video recording technology and services. Connex designs Network Attached Storage products that enable IT managers to quickly expand network storage. SANavigator develops and markets software that simplifies the central management of Storage Area Networks. SageTree is a software company providing enterprise manufacturing and supply chain analytic applications.


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Western Digital was founded in 1970. The Company's storage products are marketed to leading systems manufacturers and selected resellers under the Western
Digital brand name. Visit the Investor section of the Company's Web site (www.westerndigital.com) to access a variety of financial and investor information.

This release contains forward-looking statements, including statements relating to the Company's participation in the recovery in PC growth and the incremental growth in new applications for personal storage. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: supply and demand conditions in the hard drive industry; overall economic conditions; changes in product and customer mix; pricing trends; actions by competitors; the pace of development of new markets; successful entry into new markets by the Company; the outcome of litigation between the Company and Cirrus Logic, Inc.; and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.


                                       ###


Western Digital is a registered trademark of Western Digital Technologies, Inc. Keen Personal Media and TV4me are trademarks of Keen Personal Media, Inc. Connex is a trademark of Connex, Inc. SageTree is a registered trademark of SageTree, Inc. SANavigator is a trademark of SANavigator, Inc. All other brand and product names mentioned herein are the property of their respective companies.


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                           WESTERN DIGITAL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             (UNAUDITED)
                                                          THREE MONTHS ENDED                            YEAR ENDED
                                               -----------------------------------------       -----------------------------
                                               JUN. 29,        MAR. 30,        JUN. 30,         JUN. 29,           JUN. 30,
                                                 2001*           2001*           2000            2001*              2000
                                               ---------       ---------       ---------       -----------       -----------
Revenues, net ...........................      $ 455,980       $ 511,728       $ 473,862       $ 1,953,949       $ 1,957,580
Costs and expenses:
      Cost of revenues ..................        405,644         449,155         432,275         1,750,503         1,949,511
      Research and development ..........         28,687          35,554          35,202           136,569           163,198
      Selling, general and administrative         30,581          33,190          21,461           133,441           138,323
      Restructuring charges .............             --              --              --                --            85,837
                                               ---------       ---------       ---------       -----------       -----------
           Total costs and expenses .....        464,912         517,899         488,938         2,020,513         2,336,869
                                               ---------       ---------       ---------       -----------       -----------
Operating loss ..........................         (8,932)         (6,171)        (15,076)          (66,564)
                                                                                                                    (379,289)
Net interest and other nonoperating
  income (expense) ......................        (52,454)             52            (259)          (53,195)            4,874
                                               ---------       ---------       ---------       -----------       -----------
Loss before income taxes, extraordinary
  item and cumulative effect of change
  in accounting principle ...............        (61,386)         (6,119)        (15,335)         (119,759)
                                                                                                                    (374,415)
Income tax benefit ......................             --              --          19,500                --            19,500
                                               ---------       ---------       ---------       -----------       -----------
Income (loss) before extraordinary item
  and cumulative effect of change in
  accounting principle ..................        (61,386)         (6,119)          4,165          (119,759)
                                                                                                                    (354,915)
Extraordinary gain from redemption of
  debentures ............................            210             371              --            22,400           166,899
Cumulative effect of change in
  accounting principle ..................             --              --              --            (1,504)               --
                                               ---------       ---------       ---------       -----------       -----------
Net income (loss) .......................      $ (61,176)      $  (5,748)      $   4,165       $   (98,863)      $  (188,016)
                                               =========       =========       =========       ===========       ===========

Basic and diluted income (loss)
  per common share:

Basic before extraordinary item and
  cumulative effect of change in
  accounting principle ..................      $    (.34)      $    (.03)      $     .03       $      (.71)      $     (2.89)
Extraordinary gain ......................      $     .00       $     .00       $      --       $       .13       $      1.36
Cumulative effect of change in
  accounting principle ..................      $      --       $      --       $      --       $      (.01)      $        --
                                               ---------       ---------       ---------       -----------       -----------
Basic ...................................      $    (.34)      $    (.03)      $     .03       $      (.59)      $     (1.53)
                                               =========       =========       =========       ===========       ===========
Diluted .................................      $    (.34)      $    (.03)      $     .03       $      (.59)      $     (1.53)
                                               =========       =========       =========       ===========       ===========

Common shares used in computing per
  share amounts:

Basic ...................................        179,390         176,250         139,547           168,715           122,624
                                               =========       =========       =========       ===========       ===========
Diluted .................................        179,390         176,250         143,337           168,715           122,624
                                               =========       =========       =========       ===========       ===========

------------
* The Company adopted Staff Accounting Bulletin No. 101 ("SAB 101") during its fourth quarter ended June 29, 2001. In accordance with the requirements of SAB 101, previously reported quarterly information for fiscal year 2001 has been restated.


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                           WESTERN DIGITAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      JUN. 29,        JUN. 30,
                                                                        2001           2000
                                                                     ---------       ---------
                                     ASSETS
Current assets:
      Cash and cash equivalents ...............................      $ 167,582       $ 184,021
      Accounts receivable, net ................................        128,035         149,135
      Inventories .............................................         79,680          84,546
      Prepaid expenses and other current assets ...............         11,774          33,693
                                                                     ---------       ---------
           Total current assets ...............................        387,071         451,395
Property and equipment, net ...................................        106,769          98,952
Intangible and other assets, net ..............................         15,779          65,227
                                                                     ---------       ---------
           Total assets .......................................      $ 509,619       $ 615,574
                                                                     =========       =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
      Accounts payable ........................................      $ 226,191       $ 266,841
      Accrued expenses ........................................        116,106         178,225
                                                                     ---------       ---------
           Total current liabilities ..........................        342,297         445,066

Other liabilities .............................................         38,645          44,846
Convertible debentures ........................................        112,491         225,496
Minority interest .............................................          9,383          10,000
Shareholders' equity (deficit):
      Common stock, $.01 par value ............................          1,863           1,436
      Additional paid-in capital ..............................        586,660         371,587
      Accumulated deficit .....................................       (581,720)       (482,857)
                                                                     ---------       ---------
           Total shareholders' equity (deficit) ...............          6,803        (109,834)
                                                                     ---------       ---------
           Total liabilities and shareholders' equity (deficit)      $ 509,619       $ 615,574
                                                                     =========       =========


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